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                     February 26, 2021

       Matthew Chen
       Chairman and Chief Financial Officer
       Longevity Acquisition Corp
       Yongda International Tower No. 2277
       Longyang Road, Pudong District, Shanghai
       People   s Republic of China

                                                        Re: Longevity
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 27,
2020
                                                            File No. 001-38637

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Arila Zhou, Esq.